PROSPECTUS SUPPLEMENT NO. 8                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)       Registration Statement No. 333-66478

                                 GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



          This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 12, 2001

          The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.



                       Principal      Common
                       Amount of       Stock
                         Notes     Beneficially                    Common Stock
                      Beneficially     Owned                  Beneficially Owned After
                       Owned and       Before  Common Stock          Offering
Name                    Offered       Offering   Offered(1)  Amount  ======== Percent
====                    =======       ======== ============  =====            =======

BTES - Convertible ARB $400,000        14,998     14,998        0                *

BT Equity Opportunity  $600,000        22,497     22,497        0                *

UBS Warburg LLC        $30,000          1,124      1,124        0                *

*   Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
